News Release
Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788

Contact:

Charles P. Hadeed, COO, VP Finance & CFO	Van Negris/Lexi Terrero
Transcat, Inc.	Van Negris & Company, Inc.
585-352-7777	212-759-0290
FOR IMMEDIATE RELEASE
Transcat Announces Fiscal Year 2006 and Fourth Quarter Results;
Revenues and Profitability Rise in Fiscal Year 2006
ROCHESTER, NY — May 16, 2006 — Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for fiscal year 2006 and the fourth quarter ended March 25, 2006.

Fiscal Year 2006 and Fourth Quarter Overview
•	Net sales increased 9.3% to $60.5 million in fiscal year 2006 and 3.2% to $16.1 million in the fiscal year 2006 fourth quarter.
•	Gross profit ratio for fiscal year 2006 decreased 0.1 points to 25.0% from fiscal year 2005. Gross profit ratio for the fiscal year 2006 fourth quarter decreased 2.8 points to 25.1% from the fiscal year 2005 fourth quarter, primarily because of the timing of purchase rebates earned in the fiscal year 2005 fourth quarter.
•	Operating income for fiscal year 2006 increased $0.6 million to $1.5 million from fiscal year 2005. Operating income for the fiscal year 2006 fourth quarter decreased $0.4 million to $0.3 million from the fiscal year 2005 fourth quarter, primarily because of the timing of purchase rebates earned in the fiscal year 2005 fourth quarter.
•	In the fourth quarter of fiscal year 2006, a substantial portion of the net deferred tax asset valuation reserve was reversed, resulting in a net tax credit for the quarter and the year of $2.7 million.
•	Net income for fiscal year 2006 was $3.6 million, or $0.50 per diluted share, compared with net income of $0.3 million, or $0.04 per diluted share, in fiscal year 2005. Net income for the 2006 fiscal year fourth quarter was $2.8 million, or $0.38 per diluted share, compared with net income of $0.5 million, or $0.07 per diluted share, in the 2005 fiscal year fourth quarter.
•	Distribution Products - Net sales increased 10.1% to $40.8 million in fiscal year 2006 from $37.1 million in fiscal year 2005. Net sales increased 4.6% to $10.5 million in the fiscal year 2006 fourth quarter from $10.1 million in the fiscal year 2005 fourth quarter. Distribution Products gross profit ratio for fiscal year 2006 increased 0.4 points to 24.0% from fiscal year 2005. Distribution Products gross profit ratio for the fiscal year 2006 fourth quarter decreased 2.4 points to 23.1% from the fiscal year 2005 fourth quarter, the majority of which was attributable to the timing of certain product purchase rebates earned in the fiscal year 2005 fourth quarter.
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Transcat, Inc.
Page Two - May 16, 2006
•	Calibration Services - Net sales increased 7.9% to $19.7 million in fiscal year 2006 from $18.2 million in fiscal year 2005. Net sales slightly increased 0.7% to $5.54 million in the fiscal year 2006 fourth quarter from $5.50 million in the fiscal year 2005 fourth quarter. Calibration Services gross profit ratio for fiscal year 2006 decreased 1.2 points to 26.9% from fiscal year 2005. Calibration Services gross profit ratio for the fiscal year 2006 fourth quarter decreased 3.3 points to 28.9% from the fiscal year 2005 fourth quarter, impacted by ongoing investments in service infrastructure and sales mix.
Operations Review
Commenting on the fiscal year 2006 and fourth quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “We delivered significant value to our shareholders in fiscal year 2006 as our fiscal year 2006 pre-tax earnings were more than three times the pre-tax earnings of fiscal year 2005.
“We achieved sales growth in both Distribution Products and Calibration Services in relation to prior fiscal year quarter comparisons, resulting in a very positive 9.3% overall sales growth rate for the fiscal year.
“Operating earnings for fiscal year 2006 increased 69% to $1.5 million, inclusive of investments in calibration sales and service infrastructure, product marketing initiatives and increased manpower. The Company’s strong operating cash flow was used to reduce our debt by 41% over the course of the year.
“Our excellent results for fiscal year 2006 are due to the continued implementation of our strategic plan. Transcat’s customers in the Process, Utility, Pharmaceutical and Electrical industries have an ongoing need for both our products and calibration service for those products. Our strategy of cross-selling to these customers is expanding our presence in these strategically targeted market segments.
“The continued growth in revenues in fiscal years 2005 and 2006, resulting from the execution of the Company’s strategic plan and aggressive management of operating expenses, has strengthened our balance sheet and improved cash flow. As a result of the Company’s continued profitability over the last four years and our belief that our future performance will result in sustained profitability and taxable income, we have reversed a significant portion of the Company’s deferred tax valuation reserve. We believe that Transcat’s business turnaround from problems of the late 90’s has been accomplished.
“In February 2006, we were pleased to announce the acquisition of N.W. Calibration Inspection, Inc. in Fort Wayne, Indiana, which has expanded the Transcat Calibration Services Laboratories network to 12 Transcat Calibration Centers of Excellence. Our strategic acquisition of NWCI has expanded the services we offer our customers. The addition of these new services, working with our customers’ Quality Engineering departments on new product development projects, which include First Part Inspection and Reverse Engineering, is allowing Transcat to increase Calibration Services sales and become a more integral service supplier within our identified target markets.”
Looking Ahead
Mr. Sassano continued: “As we look ahead, we expect to build on the solid foundation that has been established over the previous four years, with continued steady growth in revenues. In fiscal year 2007, our goals are to achieve Distribution Products sales growth in the high single digits and Calibration Services sales growth in the low to mid teens.
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Transcat, Inc.
Page Three - May 16, 2006
“We are confident that the strategies and resources we have in place will win us greater recognition in our markets and generate increased demand for our services and products. I believe the interests of our shareholders, customers and employees have been advanced by the strategic initiatives we have been implementing and I expect this to continue in the future.”
Fiscal Year 2006 and Fourth Quarter Financial Summary
For fiscal year 2006, net sales were $60.5 million, an increase of $5.2 million, or 9.3%, compared with net sales of $55.3 million for fiscal year 2005. Distribution Products net sales for fiscal year 2006 were $40.8 million, an increase of $3.7 million, or 10.1%, compared with net sales of $37.1 million for fiscal year 2005. Calibration Services net sales for fiscal year 2006 were $19.7 million, an increase of $1.4 million, or 7.9%, compared with net sales of $18.2 million for fiscal year 2005.
For the fiscal year 2006 fourth quarter, net sales were $16.1 million, an increase of $0.5 million, or 3.2%, compared with net sales of $15.6 million during the fiscal year 2005 fourth quarter. Distribution Products net sales for the fourth quarter of fiscal year 2006 were $10.5 million, an increase of $0.5 million, or 4.6%, compared with net sales of $10.1 million for the fourth quarter of fiscal year 2005. Calibration Services net sales for the fourth quarter of fiscal year 2006 were $5.54 million, a slight increase of $0.04 million, or 0.7%, compared with net sales of $5.50 million for the fourth quarter of fiscal year 2005.
Net income for fiscal year 2006 was $3.6 million, or $0.50 per fully diluted share, which includes a net tax credit of $2.7 million, as compared with $0.3 million, or $0.04 per fully diluted share, in fiscal year 2005. Net income for the fiscal year 2006 fourth quarter was $2.8 million, or $0.38 per fully diluted share, which includes a net tax credit of $2.7 million, compared with $0.5 million, or $0.07 per fully diluted share, for the fiscal year 2005 fourth quarter.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through twelve Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
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- Statistical Tables Follow

Transcat, Inc.
Page Four - May 16, 2006
Transcat, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		Twelve Months Ended
	March	March	March	March
	25, 2006	26, 2005	25, 2006	26, 2005
Product Sales	$10,517	$10,058	$40,814	$37,086
Service Sales	5,537	5,499	19,657	18,221

Net Sales	16,054	15,557	60,471	55,307

Cost of Products Sold	8,085	7,486	31,002	28,307
Cost of Services Sold	3,939	3,732	14,370	13,108

Total Cost of Products and Services Sold	12,024	11,218	45,372	41,415

Gross Profit	4,030	4,339	15,099	13,892

Selling, Marketing, and Warehouse Expenses	2,354	2,196	8,553	7,948
Administrative Expenses	1,421	1,465	5,028	5,045

Total Operating Expenses	3,775	3,661	13,581	12,993

Operating Income	255	678	1,518	899

Interest Expense	106	116	427	350
Other Expense	32	58	162	293

Total Other Expense	138	174	589	643

Income Before Income Taxes	117	504	929	256
Benefit for Income Taxes, net	2,648	-	2,648	-

Net Income	$2,765	$504	$3,577	$256

Basic Earnings Per Share	$0.41	$0.08	$0.54	$0.04
Average Shares Outstanding	6,754	6,478	6,647	6,396

Diluted Earnings Per Share	$0.38	$0.07	$0.50	$0.04
Average Shares Outstanding	7,336	7,165	7,176	6,966
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Transcat, Inc.
Page Five - May 16, 2006
Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	March	March
	25, 2006	26, 2005
ASSETS
Current Assets:
Cash	$115	$106
Accounts Receivable, less allowance for doubtful accounts of $63 and $56 as of March 25, 2006 and March 26, 2005, respectively	7,989	8,089
Other Receivables	-	358
Finished Goods Inventory, net	3,952	5,952
Prepaid Expenses and Deferred Charges	732	630
Deferred Tax Assets	1,038	-

Total Current Assets	13,826	15,135
Property, Plant and Equipment, net	2,637	1,984
Capital Leases, net	50	115
Goodwill	2,967	2,524
Prepaid Expenses and Deferred Charges	113	188
Deferred Tax Assets	1,624	-
Other Assets	271	261

Total Assets	$21,488	$20,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,219	$4,544
Accrued Payrolls, Commissions, and Other	2,530	2,126
Income Taxes Payable	102	100
Current Portion of Term Loan	667	758
Current Portion of Capital Lease Obligations	56	66
Revolving Line of Credit	3,252	5,498

Total Current Liabilities	10,826	13,092
Term Loan, less current portion	353	1,020
Capital Lease Obligations, less current portion	-	56
Deferred Compensation	118	181
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	12,841	15,893

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,048,028 and 6,700,505 shares issued as of March 25, 2006 and March 26, 2005, respectively; 6,791,240 and 6,453,241 shares outstanding as of March 25, 2006 and March 26, 2005, respectively	3,524	3,350
Capital in Excess of Par Value	4,641	3,995
Warrants	329	430
Unearned Compensation	(15)	(17)
Accumulated Other Comprehensive Gain	181	96
Retained Earnings (Deficit)	875	(2,702)
Less: Treasury Stock, at cost, 256,788 and 247,264 shares as of March 25, 2006 and March 26, 2005, respectively	(888)	(838)

Total Stockholders’ Equity	8,647	4,314

Total Liabilities and Stockholders’ Equity	$21,488	$20,207

Certain reclassifications of prior year’s financial information have been made to conform with current fiscal year’s presentation.
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Transcat, Inc.
Page Six - May 16, 2006
Transcat, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	For the Years Ended
	March	March
	25, 2006	26, 2005
Cash Flows from Operating Activities:
Net Income	$3,577	$256
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities:
Loss on Disposal of Assets	-	16
Deferred Taxes Valuation Allowance	(2,662)	-
Depreciation and Amortization	1,401	1,486
Provision for Doubtful Accounts Receivable	40	69
Provision for Returns	(1)	(32)
Provision for Slow Moving or Obsolete Inventory	6	13
Common Stock Expense	78	170
Amortization of Unearned Compensation	46	135
Changes in Assets and Liabilities, excluding acquisition:
Accounts Receivable and Other Receivables	499	(376)
Inventories	1,994	(2,229)
Income Taxes Payable	2	144
Prepaid Expenses, Deferred Charges, and Other	(592)	(507)
Accounts Payable	(325)	405
Accrued Payrolls, Commissions, and Other	404	468
Deferred Compensation	(32)	(24)

Net Cash Provided by (Used in) Operating Activities	4,435	(6)

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(914)	(866)
Purchase of N.W. Calibration Inspection, Inc.	(863)	-

Net Cash Used in Investing Activities	(1,777)	(866)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(2,246)	(943)
Payments on Term Loans	(758)	(890)
Proceeds from Term Loan Borrowings	-	2,000
Payments on Capital Leases	(66)	(61)
Issuance of Common Stock	416	162

Net Cash (Used in) Provided by Financing Activities	(2,654)	268

Effect of Exchange Rate Changes on Cash	5	163

Net Increase (Decrease) in Cash	9	(441)
Cash at Beginning of Period	106	547

Cash at End of Period	$115	$106

Supplemental Disclosure of Non-Cash Financing Activity:
Expiration of Warrants	$101	$88
Treasury Stock Acquired in Cashless Exercise of Stock Options	$50	$385
Disposal of Fully Reserved Obsolete Inventory	$104	$-
Non-Cash Issuance of Common Stock	$153	$-
Stock Issued in Connection with Business Acquisition	$100	$-
Certain reclassifications of prior year’s financial information have been made to conform with current fiscal year’s presentation.
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